FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
May 9, 2014

SJI Reports Record Economic Earnings
Economic EPS Up 33 Percent

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced first quarter 2014 GAAP and Economic Earnings, reporting 33 percent growth in Economic Earnings per share over the same period in 2013. The company is also reaffirming prior guidance, indicating that full year growth in Economic EPS is expected to be toward the top end of the 6-12 percent range for 2014.

SJI reported GAAP income from continuing operations of $48.2 million for first quarter 2014, or $1.47 per diluted share, as compared with income of $43.3 million, or $1.36 per share, for the same period last year. GAAP results for the first three months of 2014 were impacted by unrealized mark-to-market losses on derivatives, but don’t reflect the increased values of the transportation those derivatives are meant to hedge. On an Economic Earnings basis for first quarter 2014, SJI reported income from continuing operations of $66.2 million, or $2.02 per share, as compared with $48.4 million, or $1.52 per share, for the same period last year.

SJI uses the non-GAAP measure of Economic Earnings when discussing results. A reconciliation of SJI’s GAAP earnings to Economic Earnings for the first quarter 2014 is provided at the close of this news release. Economic Earnings eliminates all unrealized gains and losses on commodity and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation of this non-GAAP measure is also outlined at the close of the release.

Significant contributions from our wholesale business, added to a baseline of solid growth by our utility, strong performance from CHP projects, and the addition of new solar energy projects helped drive significant Economic Earnings growth for the first quarter of 2014. These results are also the main driver for our recent update to full year 2014 guidance.

“The exceptional growth we experienced in the first quarter represents the intersection between strategic planning and opportunity. As we acquired additional transportation capacity in support of our plans for the future of our wholesale commodity business, we were able to capitalize on the opportunity presented by the recent severe winter weather and its impact on natural gas volatility,” said SJI Chairman and CEO Edward J. Graham. “This provided a significant boost to underlying growth that is generally rooted in the strength of our utility and the contributions from our non-utility energy production projects. As a result, we expect full year Economic EPS growth nearing 12 percent.”

In 2015 and beyond, annual Economic Earnings per share growth is expected to average at least 6-7 percent per year, supported by accelerated infrastructure investments, a full year impact from the base rate case, continued CHP and solar project development, and increasing contributions from our fuel manager activities.

2014 EXPECTED CONTRIBUTIONS TO EARNINGS
As we announced late in 2013, SJI has refocused its non-utility business lines in a way that helps us better capitalize on the synergies among them, as well as to more clearly reflect operating performance in results. As noted in the chart below, the non-utility businesses are now grouped into two areas – referred to as South Jersey Energy Services (Energy Services) and South Jersey Energy Group (Energy Group). The Energy Services results will largely reflect our energy production assets within Marina Energy and Energenic, previously referred to as retail energy projects. This includes our CHP and thermal facilities, as well as solar and landfill gas-to-energy generation projects. Energy Services will also reflect the performance of our smaller HVAC and meter reading subsidiaries. The Energy Group results will reflect our assets related to the supply, storage and transportation of natural gas in and around the Marcellus. This includes contributions from electric and natural gas commodity activities in our retail line, our wholesale natural gas commodity business, and our royalty rights on shale acreage.

Business Lines	Expected Contribution to 2014 Earnings
Gas Utility Operations	60 – 65 percent
SJ Energy Group	6 – 15 percent
SJ Energy Services - CHP	5 – 10 percent
- Renewables	15 – 20 percent

As noted above, we expect the utility to remain the core contributor to earnings, as continuing customer growth, increasing infrastructure investment, and the pending rate case are expected to drive 60-65 percent of SJI’s earnings for 2014. The balance of earnings will be added from the non-utility businesses, with improved performance for 2014 anticipated across these business lines as compared to 2013.

Following, you will find a more detailed discussion of first quarter performance and 2014 expectations from each area of the business.

UTILITY BUSINESS PERFORMANCE
Utility net income for the first quarter of 2014 was $37.6 million, an increase of 6 percent over first quarter 2013 earnings of $35.5 million. Earnings growth in SJG for the first quarter stemmed from customer additions and accelerated infrastructure investment. There is no difference between SJG’s GAAP net income and Economic Earnings.

Regulatory Update:
Weather conditions hampered construction investments during the first quarter, however we expect to complete full year accelerated infrastructure investments under our AIRP program of $35.3 million. Based on the timing of investments, we expect our accelerated infrastructure program to generate incremental net income of $2.2 million for 2014. Additionally, in line with our pending storm hardening (SHARP) filing, we have redirected our focus to replacing low-pressure distribution systems throughout the barrier islands. If approved as proposed, the SHARP program has the potential to add roughly $2.0 million per year for each full year that the program is active.

The pending base rate case continues to move forward, and we target settlement by the fourth quarter of 2014. The substantial investments we’ve made in the safety and reliability of our gas distribution system are the basis for the case.

Additionally, as support from state and local leaders grows for the construction of a pipeline to carry natural gas to the B.L. England generating facility, SJG remains committed to seeing this project completed in a cost effective, environmentally conscious, and timely manner, as it is vitally important for both the natural gas and electric needs of a large number of residents in our region.

Customer Growth:
On a year over year basis, South Jersey Gas grew its customer base by 4,975 net customers, to a total of 364,424, representing a 1.4 percent increase over last year. We expect this trend in growth to continue throughout the remainder of the year, driven by the competitive advantage of natural gas over other heating fuels. We are targeting 6,500 customer additions from conversions for the full year. With costs of heating with natural gas averaging 60 to 70 percent less than costs of heating with oil, propane, or electric, we anticipate continuing strong conversion activity among the approximately 150,000 homes using a heating fuel other than natural gas within our service territory, of which 50,000 are on or near our existing gas mains.

Our projected net customer growth for 2014 is expected to be worth approximately $1.7 million in incremental net margin on an annual basis.

Compressed Natural Gas Update:
SJG recently announced an exciting joint project with Wawa, Inc., that will introduce compressed natural gas fueling at its Logan Township, New Jersey, convenience store and fueling location, within the Pureland Industrial Complex. This is the first project of its kind in the region, and the station is expected to begin dispensing CNG by early 2015. We expect that the success of this first station will drive a 3-station pilot program with Wawa that will result in two additional stations being developed at other locations. We are also in late stage discussions with another prominent local fueling station owner to add CNG fueling infrastructure to existing stations

While SJG’s customer growth has benefited from substantial home conversion activity, CNG provides a way for us to add a significant new class of customers. Considering that every trash truck that converts to CNG is the equivalent of three households converting, and that there are an estimated 90,000 fleet vehicles of all types registered in southern NJ, this has the potential to be a very attractive market.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
For the first quarter, 2014, South Jersey Energy Group added $18.2 million in Economic Earnings, as compared to $2.1 million from this same group of business lines for the first quarter of 2013. As we highlighted in our April 24 update to guidance, our wholesale commodity business capitalized on significant upside potential from available transportation capacity to add $16.7 million in Economic Earnings for the first quarter. In addition, we were able to capture incremental margin through our fuel and asset management efforts.

As we continue targeting fuel supply management contracts, we look forward to the commencement of our contract with LS Power at their West Deptford, NJ facility, which we expect to begin taking test gas during the second quarter. Adding one or two of these contracts per year positions this business line well to continue contributing to the bottom line. As we layer in these contracts, we expect to see a reliable stream of income that should begin to benefit full year results for 2014, with more meaningful bottom line impacts beginning in 2015.

Retail commodity marketing contributions to this business segment also topped last year, adding $1.6 million for Q1 2014, as compared to $0.9 million in Q1 2013. While most of the retail commodity earnings benefit came from natural gas in the first quarter, electric commodity services remained profitable as well.

SJ ENERGY SERVICES:
For the first quarter of 2014, South Jersey Energy Services added $10.3 million in Economic Earnings, as compared to $10.8 million for the same period in 2013. The major contributors to earnings within the

Energy Services area are our portfolio of CHP projects and ITC contributions from new renewable energy projects.

CHP/Thermal - Our CHP and thermal projects remain consistent drivers of earnings, increasing their first quarter contribution to earnings by more than 80 percent in 2014 as compared to 2013. These projects added $3.3 million to Economic Earnings in the first quarter 2014, as compared to $1.8 million in the prior year period. Based on the strength of our current queue of $510 million of development opportunities, with $71 million of these opportunities considered to be in advanced stages of negotiation, we expect to see consistent growth from this business line in the future. Any incentives resulting from the state’s focus on an asset hardening program have the potential to further improve upon our current expectations.

Renewable – Economic Earnings contributions from our renewable energy portfolio for the first quarter 2014 totaled $6.9 million, as compared to $8.3 million for the prior year period. Contributions from solar development were slightly lower in the first quarter of 2014 as compared to the first quarter of 2013, totaling $7.8 million in Economic Earnings, versus $9.1 million in Economic Earnings the prior year. While severe winter weather negatively impacted renewable energy operations, we have seen improvements in output in April. As the average SREC prices in both New Jersey and Massachusetts continue trending upward, this business line is expected to continue being a strong contributor within our Energy Services segment, and we remain confident that our strategy of selectively developing solar projects based on their long-term potential profitability will serve us well.

In the first quarter of 2014, solar ITC provided $10.5 million in Economic Earnings, as compared to $10.8 million for the same period last year. Those impacts are reflected in the renewable results as well. Of note, the ITC booked in the first quarter represents nearly 70 percent of the total value of ITC anticipated from known projects in active development. We have an additional $22 million of ITC associated with potential projects currently in the development stages, which we expect to benefit either 2014 or 2015, depending upon the timing of completion.

SJI BALANCE SHEET REMAINS STRONG

Our equity-to-capitalization ratio as of March 31, 2014 was 45 percent as compared with 47 percent at the end of the first quarter 2013. Higher borrowing levels to support utility infrastructure investments, non-regulated energy projects, and increased working capital needs driven by a much colder first quarter 2014 produced the year-over-year change.

In support of our goal of an average annual equity-to-capitalization ratio of at least 50 percent, SJI used its dividend reinvestment plan and optional cash purchases to raise equity capital of $13.6 million through April 30. We do expect to raise additional equity, and the subsequent potential dilutive impacts have been factored in to our full-year earnings estimates.

WEBCAST DETAILS

To participate in the conference call, at 11:00 AM EDT, on Friday, May 9, 2014, please pre-register now by going to the South Jersey Industries website, http://www.sjindustries.com , clicking on Investors and then on the pre-registration link, under the Upcoming Events heading. This will allow you to set-up an event reminder as well as generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-713-4213 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 57184611 and the PIN you received during pre-registration. International callers may dial 1-617-213-4865; enter the participant pass code 57184611 and the PIN you received during pre-registration.

FORWARD LOOKING STATEMENT

Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this news release, or in any document incorporated by reference, at the date of such document. While South Jersey Industries, Inc. (SJI or the Company) believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This news release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings and Economic Earnings per share when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. With respect to the third part of the definition of Economic Earnings, for the three months ended March 31, 2014 and 2013:

•
For the three months ended March 31, 2013, Economic Earnings excludes a $0.9 million loss (net of tax) from affiliated companies, not part of ongoing operations. This adjustment is the result of the termination of the contract at LVE Energy Partners, LLC and is being excluded because substantially all of the assets of LVE have been sold and LVE is no longer considered part of the ongoing operations of the Company. LVE was dissolved prior to December 31, 2013; as such there was no gain/loss from affiliated companies not part of ongoing operations for the three months ended March 31, 2014.

•
Economic Earnings includes additional depreciation expense on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions ,and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended March 31
	In thousands except per share data

	2014	2013

Income/(Loss) from Continuing Operations	$48,211	$43,337
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	17,658	4,098
Realized (Gains)/Losses on Inventory Injection Hedges	322	120
Net Loss from Affiliated Companies, Not Part of On-going Operations (A)	---	906
Other (B)	(25)	(25)
Economic Earnings	$66,166	$48,436

Earnings Per Share from Continuing Operations	$1.47	$1.36
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.54	0.13
Realized Losses/(Gains) on Inventory Injection Hedges	0.01	---
Net Losses from Affiliated Companies, Not Part of On-going Operations (A)	---	0.03
Economic Earnings Per Share	$2.02	$1.52

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three months ended March 31, 2014:

	Three Months Ended March 31
	In thousands except per share data

	2014	2013
South Jersey Energy Group Income/(Loss) from Continuing Operations	$456	$(2,200)
(Minus)/Plus

Unrealized Mark-to-Market Losses/(Gains) on Derivatives	17,467	4,170
Realized (Gains)/Losses on Inventory Injection Hedges	322	119
South Jersey Energy Group Economic Earnings	$18,245	$2,089

South Jersey Energy Services Income/(Loss) from Continuing Operations	$10,114	$10,010
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	191	(72)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	---	906
Other (B)	(25)	(25)
South Jersey Energy Services Economic Earnings	$10,280	$10,819

CHP/Thermal Income/(Loss) from Continuing Operations	$3,136	$2,056
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	191	(227)
CHP/Thermal Economic Earnings	3,327	1,829

Solar Income/(Loss) from Continuing Operations	$7,797	$9,081
Other (B)	(25)	(25)
Solar Economic Earnings	$7,772	$9,056

Renewable Income/(Loss) from Continuing Operations	$6,929	$8,351
Other (B)	(25)	(25)
Renewable Economic Earnings	$6,904	$8,326

Wholesale Income/(Loss) from Continuing Operations	$(868)	$(2,868)
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	17,237	3,962
Realized (Gains)/Losses on Inventory Injection Hedges	322	120
Wholesale Economic Earnings	16,691	1,214

Retail Income/(Loss) from Continuing Operations	$1,324	$668
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	230	208
Retail Economic Earnings	1,554	$876

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended
	March 31,
	2,014	2,013
Operating Revenues:
Utility	$210,329	$173,651
Nonutility	139,872	81,980
Total Operating Revenues	350,201	255,631

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	103,077	77,156
- Nonutility	125,061	75,145
Operations	39,350	32,689
Maintenance	3,259	3,422
Depreciation	14,991	11,407
Energy and Other Taxes	1,953	3,833
Total Operating Expenses	287,691	203,652

Operating Income	62,510	51,979

Other Income and Expense	2,368	3,869
Interest Charges	(7,084)	(4,708)

Income Before Income Taxes	57,794	51,140

Income Taxes	(11,869)	(7,772)
Equity in Earnings (Loss) of Affiliated Companies	2,286	(31)

Income from Continuing Operations	48,211	43,337

Loss from Discontinued Operations - (Net of tax benefit)	(313)	(471)

Net Income	$47,898	$42,866

Basic Earnings per Common Share:
Continuing Operations	$1.47	$1.36
Discontinued Operations	(0.01)	(0.01)
Basic Earnings per Common Share	$1.46	$1.35

Average Shares of Common Stock Outstanding - Basic	32,765	31,757

Diluted Earnings per Common Share:
Continuing Operations	$1.47	$1.36
Discontinued Operations	(0.01)	(0.01)
Diluted Earnings per Common Share	$1.46	$1.35

Average Shares of Common Stock Outstanding - Diluted	32,842	31,811